EXHIBIT 99.1

            BIGSTRING ANNOUNCES ANTICIPATED LAUNCH OF NEW INTERACTIVE
               ENTERTAINMENT PORTAL & CLOSING OF STOCK REDEMPTIONS

         RED BANK, N.J., June 1, 2006 -- BigString Interactive, Inc., a wholly owned subsidiary of BigString Corporation (OTC BB - BSGC), will launch a new interactive entertainment portal this month. The portal is built around BigString's recallable, erasable and self-destructing email platform and will feature unique, original content.

         BigString's entertainment portal (which will be accessible at www.BigString.com), will contain live streaming audio and video programming that can be controlled by the Internet audience. "Just as BigString's proprietary technology enables you to control your sent emails, BigString's interactive entertainment portal will allow you to participate in controlling the web," said Darin Myman, President and CEO of BigString Corporation.

         In addition, BigString has redeemed, as of May 31, 2006, 8,000,000 shares of its common stock from certain former officers and directors and their spouses. BigString paid $.05 per share for a total amount of $400,000. As a result of these redemptions, BigString currently has 46,770,125 shares of its common stock outstanding.

         BigString Corporation's patent-pending technology not only permits sending recallable, erasable, non-printing and self-destructing emails, but also allows them to be rendered non-printable or non-savable. This can be accomplished before or after the recipient reads it, no matter what Internet service provider is being used.

Forward Looking Statements

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

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Contacts

BigString Corporation
Darin Myman, (732) 741-2840
darin@bigstring.com
or
Greene Inc.
Howard Greene, (516) 825-0400
howard@greeneincpr.com